Exhibit 99.1

Duke Energy Progress

Summary of NCUC Order Approving Rate Settlement

Docket E-2, Sub 1023

Background

•                  On October 12, 2012, Duke Energy Progress (DEP) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 11% increase in retail revenues, or approximately $359 million

•                  The $359 million request is net of a $28 million reduction in the Demand-Side Management/Energy Efficiency clause

•                  The filing was based upon 11.25% return on equity (ROE) and a 55.4% equity component of the capital structure

•                  The filing was based on a North Carolina retail rate base of ~$6.9 billion as of March 31, 2012 and adjusted for known and measurable changes

•                  On February 25, 2013, DEP reached agreement with the North Carolina Public Staff, who represents consumers. The agreement was later amended to withdraw DEP’s request to move the Distribution System Demand Response (DSDR) program to base rates

•                  On May 30, 2013, the NCUC issued an order approving the settlement agreement

Major Components of NCUC Order

•                  $179 million customer rate increase (an average increase of 5.5%) will be implemented over two years

•                  Electric rates will increase by $147.4 million, or an average of 4.5 percent, beginning June 1, 2013

•                  Rates will increase by an additional $31.3 million, or 1 percent, beginning June 1, 2014 due to one-year delay of Sutton CWIP cash recovery

•                  Customer rate increase based upon ROE of 10.2% and a 53% equity component of the capital structure and a North Carolina retail rate base of $6.7 billion

•                  DEP will contribute $20 million to help low-income customers in North Carolina pay their energy bills, and the Company will be allowed to reduce its cost of removal liability by $20 million

•                  Approval of :

•                  The Company’s proposed nuclear levelization accounting, effective January 1, 2013

•                  A new coal inventory rider allowing the company to recover a return on coal inventory levels in excess of a 40-day supply

•                  Additional matters decided by the NCUC include:

•                  Approval of the change to a single coincident peak cost allocation factor

•                  Denial of the proposed industrial economic recovery rider

May 30, 2013

Estimated Rate Increase Impacts to Customer Bills

($ in millions)	Year One	Year Two
Base rates	$179	$179
Delay of Sutton CWIP Cash recovery (no earnings impact through in service date)	(31)	—
Cumulative Net Increase to customers ($)	$147	$179
Cumulative Net Increase to customers (%)	4.5%	5.5%
One time contribution expense	$20	—
One time reduction of regulatory liability	$(20)	—